Exhibit 3.2

CERTIFICATE OF AMENDMENT
OF THE
RESTATED CERTIFICATE OF INCORPORATION
OF VIE DE FRANCE CORPORATION
(Changing the corporate name from Vie de France Corporation to Cuisine Solutions, Inc.)

      VIE DE FRANCE CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

      FIRST: That at a meeting of the Board of Directors of the Corporation held on October 30, 1997, resolutions were duly adopted setting forth a proposed amendment to the Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

      RESOLVED, that the Restated Certificate of Incorporation of the Corporation be amended by changing the Paragraph thereof numbered “FIRST” so that, as amended, said Paragraph shall be and read in its entirety as follows:

      “FIRST: The name of the corporation (hereinafter called the Company) is Cuisine Solutions, Inc.”

      SECOND: That thereafter, pursuant to resolution of its Board of Directors, a meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

      THIRD: That said Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

      FOURTH: That the capital of said Corporation shall not be reduced under or by reason of said amendment.

      IN WITNESS WHEREOF, Vie de France Corporation (hereafter “Cuisine Solutions, Inc.”) has caused this Certificate to be signed by Stanislas Vilgrain, its President, and attested by Leara Dory, its Secretary, this 3rd day of November, 1997.

VIE DE FRANCE CORPORATION
By /s/ Stanislas Vilgrain
Stanislas Vilgrain, President

ATTEST:

/s/ Leara Dory

Leara Dory, Secretary